Exhibit 99.1

News Release

CONTACT:	Bradley S. Adams (Analysts)	FOR IMMEDIATE RELEASE
	(513) 534-0983	January 18, 2005
Roberta R. Jennings (Media)
(513) 579-4153

Fifth Third Bancorp

Announces Share Repurchase Program

Fifth Third Bancorp’s Board of Directors conducted an evaluation of the Company’s stock repurchase program and authorized the Company to acquire in the open market or in any private transaction, from time-to-time and in accordance with applicable laws, rules and regulations, up to 20 million common shares for the issuance of stock based compensation awards and other corporate purposes. Currently, there are less than one million shares remaining under a previous authorization that will be executed prior to initiating purchases under the new authorization. The Company had approximately 558 million common shares outstanding as of December 31, 2004.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $94.5 billion in assets, operates 17 affiliates with 1,088 full-service Banking Centers, including 129 Bank Mart® locations open seven days a week inside select grocery stores and 1,979 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ National Market System under the symbol, “FITB.”

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